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                                                                     EXHIBIT 23


                           INDEPENDENT AUDITORS' CONSENT
                           -----------------------------

The Board of Directors
Crystal Oil Company:

We consent to incorporation by reference in the Registration Statements (No. 33-61114 and 33-66628) on Form S-8 of Crystal Oil Company of our report dated February 26, 1996, relating to the consolidated balance sheets of Crystal Oil Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 1995, which report appears in the December 31,1995, annual report on Form 10K of Crystal Oil Company. Our report refers to a change in the method of accounting for income taxes in 1993.



KPMG PEAT MARWICK LLP




Shreveport, Louisiana
March 20, 1996